Exhibit (d)(6)

AMENDMENT NO. 1

TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to INVESTMENT SUB-ADVISORY AGREEMENT dated as of November 13, 2006, by and among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc., and Pyramis Global Advisors, LLC (the “Agreement”) hereby amends the Agreement by deleting Schedule I to the Agreement in its entirety and replacing it with Exhibit A to this Amendment, attached hereto.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By: /s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

PYRAMIS GLOBAL ADVISORS, LLC

By: /s/ Michael P. Palemo
Name:	Michael P. Palemo
Title:	SVP, Head of Relationship Management

EXHIBIT A

Schedule I

Dated as of July 27, 2012

Sub-advisory Fees

Compensation pursuant to paragraph IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Portfolio:

All Cap Portfolio

Average Net Daily Assets	Annual Rate
$0-100 million $100-500 million $500-750 million $750+ million	0.60% 0.55% 0.50% 0.45%